Exhibit 99.1
FOR IMMEDIATE RELEASE
GLOBAL CONSUMER ACQUISITION CORP.
ANNOUNCES TRUST INVESTMENT DETAILS
New York, New York – October 15, 2008 – In light of recent events impacting the global financial markets, Global Consumer Acquisition Corp. (AMEX: GHC, GHC.U, GHC.WS), (the “Company” or “GCAC”) announced today details related to its assets being held in trust. As of October 15, 2008, the trust assets are held in a trust account at JPMorgan Chase Bank, with Continental Stock Transfer & Trust Company as trustee. The balance in the Company’s trust account as of October 15, 2008 was $316,544,519. All of the trust assets are invested in the JP Morgan U.S. Treasury Plus Money Market Fund. The fund, under normal circumstances, invests its assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements fully collateralized by U.S. Treasury securities.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Global Consumer Acquisition Corp.
Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses in the global consumer products industry.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Andrew Nelson
Chief Financial Officer
Global Consumer Acquisition Corp.
(212) 445-7800